FOR IMMEDIATE RELEASE
Wednesday, May 02, 2007

PEMBRIDGE CAPITAL MANAGEMENT LLC ANNOUNCES
PROXY CONTEST FOR PEERLESS SYSTEMS CORPORATION

New York, NY - Pembridge Capital Management LLC (“Pembridge”) has notified Peerless Systems Corporation (NASDAQ - PRLS) that it has nominated Timothy Brog, Rimmy Malhotra and Eric S. Newman for election to the Peerless Board of Directors at the upcoming 2007 annual meeting of stockholders. In addition, Pembridge has formed the Peerless Full Value Committee.

Peerless sold its shares of common stock to the public over ten years ago at a price of $11.00 per share. On March 14, 2007 Peerless stock sank to a 52 week low of $1.86, a decline of 83%. Peerless’ book value per share over approximately the same time period has also dropped significantly from $2.68 per share to $.94 cents per share, a 65% decline. Over the past decade, the number of the Company’s fully diluted outstanding shares has sky rocketed as its Board has issued equity without restraint and thereby reducing value.

“We are obviously troubled by the massive destruction of shareholder value during a time of tremendous expansion in Peerless’ core markets,” said Timothy Brog, Portfolio Manager of Pembridge. “For too long the Company’s Board of Directors has failed to maximize shareholder value.”

IT IS TIME FOR A CHANGE

Pembridge’s nominees, if elected to the Board, will immediately explore all strategic alternatives to maximize shareholder value, including the sale of all or part of the Company, a large special dividend, a significant repurchase of Peerless common stock either in the open market or as part of a self-tender, and other alternatives they might find to be value enhancing. The Pembridge nominees will, among other things, actively scrutinize all research and development investments undertaken by the Company in order to ensure that such projects have real prospects of providing satisfactory risk-adjusted returns.

IT IS TIME FOR A CHANGE

* * * * *

THE PEERLESS FULL VALUE COMMITTEE PRESENTLY INTENDS TO MAKE A FILING WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OF A PRELIMINARY PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF ITS SLATE OF DIRECTOR NOMINEES FROM THE STOCKHOLDERS OF PEERLESS SYSTEMS CORPORATION (“PEERLESS”) FOR USE AT THE 2007 ANNUAL MEETING. THE PEERLESS FULL VALUE COMMITTEE STRONGLY ADVISES ALL PEERLESS STOCKHOLDERS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain free copies of the Proxy Statement filed with the SEC by Peerless Full Value Committee through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of the Proxy Statement from the Peerless Full Value Committee by contacting Timothy Brog, Pembridge Capital, 708 Third Avenue, New York, NY 10017.

Pembridge and its nominees will be soliciting proxies from stockholders of Peerless Systems in connection with the election of directors and other matters. Information concerning these participants and their interests in the solicitation will be set forth in the proxy statement when it is filed with SEC.

* * * * *

Pembridge Capital Management LLC is the management company for Pembridge Value Opportunity Fund LP, a Delaware Limited Partnership.

CONTACT:
Timothy E. Brog
Pembridge Capital Management LLC
(212) 557-6150